DATED OCTOBER 4, 2006
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-124310
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES F, FLOATING RATE NOTES DUE 2009

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series F, Floating Rate Notes Due 2009
Ratings:	A2/A
Format:	SEC Registered-Registration Statement Number 333-124310
Trade Date/Pricing Effective Time:	October 4, 2006
Settlement Date (Original Issue date):	October 12, 2006
Maturity Date:	October 9, 2009
Principal Amount:	$300,000,000
Price to Public (Issue Price):	100.00%
All-in-price:	99.850%
Net Proceeds to Issuer:	$299,550,000
Interest Rate Basis:	3 Month USD LIBOR
Spread (Plus or Minus):	+ 5 basis points (0.05%)
Interest Rate Calculation	USD LIBOR determined on Interest Determination Date plus the Spread
Interest Reset Periods and Dates	Quarterly on the 9th of each January, April, July and October of each year, subject to Modified Following Business Day convention
Interest Determination Dates:	Quarterly, two London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 9th of each January, April, July and
October of each year, commencing January 9, 2007, and ending on the Maturity Date.
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1000 with increments of $1000 thereafter
Bookrunners:	Banc of America Securities LLC (85% split equally 3 ways)
Goldman, Sachs & Co. (85% split equally 3 ways)
J.P. Morgan Securities Inc. (85% split equally 3 ways)
Co-Managers:	Citigroup Global Markets Inc. (5%)
Merrill Lynch, Pierce, Fenner & Smith (5%)
SG Americas Securities, LLC (5%)
CUSIP:	14912L3F6

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free: Banc of America Securities LLC 800-294-1322, Goldman Sachs 866-471-2526.or by calling JP Morgan collect 1-212-834-4533.